       As filed with the Securities and Exchange Commission on November 24, 2004
                                                   Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM S-8/S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                                  ----------
                                  GARTNER, INC.
             (Exact name of Registrant as specified in its charter)

         Delaware                                               04-3099750
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)

                                 P.O. Box 10212
                               56 Top Gallant Road
                        Stamford, Connecticut 06902-7747
          (Address of principal executive offices, including zip code)
                                  ----------
                  RESTRICTED STOCK AGREEMENT FOR EUGENE A. HALL
                            (Full title of the plan)
                                  ----------
                                Lewis G. Schwartz
                                 General Counsel
                                  Gartner, Inc.
                                 P.O. Box 10212
                               56 Top Gallant Road
                        Stamford, Connecticut 06902-7747
                     (Name and address of agent for service)
                                  ----------
                                 (203) 316-1111
          (Telephone number, including area code, of agent for service)
                                  ----------
                                   Copies to:
                             Larry W. Sonsini, Esq.
                              Robert Sanchez, Esq.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                            Palo Alto, CA 94304-1050
                                 (650) 493-9300
                                  ----------

                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                      Proposed Maximum       Proposed Maximum         Amount of
         Title of Securities to                Amount to be            Offering Price       Aggregate Offering       Registration
             be Registered                    Registered (1)            Per Share (2)            Price (2)             Fee (2)
 --------------------------------------   ------------------------   --------------------   -------------------     ----------------
 Class A Common Stock
    $0.0005 par value (3)..............         500,000 shares             $11.64               $5,820,000              $737.4
====================================================================================================================================

(1) This Registration Statement shall also cover any additional shares of the Registrant's Class A Common Stock that become issuable under the Restricted Stock Agreement for Eugene A. Hall described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of the Registrant's outstanding shares of Class A Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of $11.64 per share, the average of the high and low prices per share of the Class A Common Stock on November 23, 2004, as reported on the New York Stock Exchange.

(3) Includes associated rights (the "Rights") to purchase preferred stock. Until the occurrence of certain prescribed events, none of which has occurred, the Rights are not exercisable.
                                  ----------
================================================================================

PROSPECTUS

                                 500,000 SHARES

                                  GARTNER, INC.

                              CLASS A COMMON STOCK

                                  ----------

     This Prospectus relates to 500,000 shares of Class A Common Stock (the "Shares") of Gartner, Inc. (the "Company"), which may be offered from time to time by the key employee named herein (the "Selling Stockholder") for his own account. The Company will receive no part of the proceeds from sales made hereunder. The Shares may be offered by the Selling Stockholder from time to time in one or more transactions in the over-the-counter market at prices prevailing therein, in negotiated transactions at such prices as may be agreed upon, or in a combination of such methods of sale. See "Plan of Distribution." The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Selling Stockholder will bear all sales commissions and similar expenses. Any other expenses incurred by the Company in connection with the registration and offering that are not borne by the Selling Stockholder will be borne by the Company. None of the Shares have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

     The Company's Class A Common Stock is traded on The New York Stock Exchange under the symbol "IT." On November 23, 2004, the last sale price for the Company's Class A Common Stock as reported on The New York Stock Exchange was $11.78 per share.

                                  ----------

     THIS OFFERING INVOLVES MATERIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED BY THIS PROSPECTUS.

                                  ----------

     The Securities and Exchange Commission may take the view that, under certain circumstances, the Selling Stockholder and any broker-dealers or agents that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution."

                                  ----------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                                  ----------

                The date of this Prospectus is November 24, 2004

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
GARTNER, INC ...............................................................   1

FORWARD-LOOKING STATEMENTS .................................................   2

RISK FACTORS ...............................................................   3

USE OF PROCEEDS ............................................................   7

SELLING STOCKHOLDER ........................................................   7

PLAN OF DISTRIBUTION .......................................................   7

LEGAL MATTERS ..............................................................   8

EXPERTS ....................................................................   8

INFORMATION INCORPORATED BY REFERENCE ......................................   9

     You should rely only on the information contained or incorporated by reference in this Prospectus and in any accompanying Prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The shares of Class A Common Stock offered under this Prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Class A Common Stock.

     IN THIS PROSPECTUS, THE "COMPANY," "GARTNER," "WE," "US," AND "OUR" REFER TO GARTNER, INC.

                                  GARTNER, INC.

     Gartner, Inc., founded in 1979, is a leading independent provider of research and analysis on information technology, computer hardware, software, communications and related technology industries (the "IT industry"). We provide comprehensive coverage of the IT industry to approximately 10,000 client organizations. We serve a global client base consisting primarily of chief information officers ("CIOs") and other senior IT and business executives in corporations and government agencies. We also serve technology companies and the investment community.

     Our executive offices are located at 56 Top Gallant Road, Stamford, Connecticut 06902-7747. Our telephone number is (203) 316-1111. Our website is located on the internet at www.gartner.com.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus and the documents incorporated into this Prospectus by reference contain forward-looking statements that we have made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "expects," "believes," "seeks," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, that are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in such forward-looking statements. Such risks and uncertainties include those described in "Risk Factors" and elsewhere in this Prospectus and in the documents incorporated into this Prospectus by reference. You are cautioned not to place undue reliance on these forward-looking statements which reflect management's view only as of the date of this Prospectus. We undertake no obligation to update such statements or publicly release the result of any revisions to these forward-looking statements after the date hereof or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to invest in our Class A Common Stock. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and financial situation. Our business, financial condition and results of operations could be seriously harmed by any of these risks. The trading price of our Class A Common Stock could decline due to any of these risks, and you may lose all or part of your investment.

     Economic Conditions. Our revenues and results of operations are influenced by economic conditions in general and more particularly by business conditions in the IT industry. A general economic downturn or recession, anywhere in the world, could negatively affect demand for our products and services and may substantially reduce existing and potential client information technology-related budgets. The economic downturn in the United States and globally has led to constrained IT spending, which has impacted our business and may materially and adversely affect our business, financial condition and results of operations, including our ability to: maintain client retention, wallet retention and consulting utilization rates, and achieve contract value and consulting backlog. To the extent our clients are in the IT industry, the severe decline in that sector has also had a significant impact on their spending.

     Acts of Terrorism or War. Acts of terrorism, acts of war and other unforeseen events, may cause damage or disruption to our properties, business, employees, suppliers, distributors and clients, which could have an adverse effect on our business, financial condition and operating results. Such events may also result in an economic slowdown in the United States or elsewhere, which could adversely affect our business, financial condition and operating results.

     Competitive Environment. We face direct competition from a significant number of independent providers of information products and services, including information that can be found on the Internet free of charge. We also compete indirectly against consulting firms and other information providers, including electronic and print media companies, some of which may have greater financial, information gathering and marketing resources than we do. These indirect competitors could choose to compete directly with us in the future. In addition, limited barriers to entry exist in the markets in which we do business. As a result, additional new competitors may emerge and existing competitors may start to provide additional or complementary services. Additionally, technological advances may provide increased competition from a variety of sources. However, we believe the breadth and depth of our research assets position us well versus our competition. Increased competition may result in loss of market share, diminished value in our products and services, reduced pricing and increased marketing expenditures. We may not be successful if we cannot compete effectively on quality of research and analysis, timely delivery of information, customer service, the ability to offer products to meet changing market needs for information and analysis, or price.

     Renewal of Research Business by Existing Clients. Some of our success depends on renewals of our subscription-based research products and services, which constituted 56% of our revenues for the first nine months of 2004 and 57% for the nine months of 2003. These research subscription agreements have terms that generally range from twelve to thirty months. Additionally, as we implement our strategy to realign our business to client needs, we may shift the type and pricing of our products which could impact client renewal rates. While client retention rates were 78% at September 30, 2004 and 76% at September 30, 2003, there can be no guarantee that we will continue to have this level of client renewals. Any material decline in renewal rates could have an adverse impact on our revenues and financial condition.

      Non-Recurring Consulting Engagements. Consulting segment revenues constituted 30% of our revenues for the first nine months of 2004 and 31% for the first nine months of 2003. These consulting engagements typically are project-based and non-recurring. Any material decline in our ability to replace consulting arrangements could have an adverse impact on our revenues and financial condition.

     Restructuring, Reorganization and Management Team. Our future success depends, in significant part, upon the continued service and performance of our senior management and other key personnel. We have recently reorganized our business around specific client needs. As part of this reorganization, a number of key management positions have been filled by the promotion of current employees or the hiring of new employees. Additionally, we have restructured our workforce in order to streamline operations and strengthen key consulting practices. If the reorganization and restructuring of our business do not lead to the results we expect, our ability to effectively deliver our products, manage our company and carry out our business plan may be impaired. On July 23, 2004, we announced that the Board of Directors named Eugene A. Hall as Chief Executive Officer. Mr. Hall succeeded Michael Fleisher, who had previously announced his intention to depart as Gartner's chairman and chief executive officer. Additionally, James C. Smith, a current Board member, has been named non-executive chairman of the Board of Directors. Further, on September 28, 2004, we announced that the position of President and Chief Operating Officer, previously held by Maureen O'Connell, was eliminated and that Mr. Hall would assume direct responsibility for business operations. If we cannot successfully integrate our Chief Executive Officer into our senior management team, then our ability to effectively deliver our products, manage our company and carry out our business plan may be impaired.

     Hiring and Retention of Employees. Our success depends heavily upon the quality of our senior management, research analysts, consultants, sales and other key personnel. We face competition for the limited pool of these qualified professionals from, among others, technology companies, market research firms, consulting firms, financial services companies and electronic and print media companies, some of which have a greater ability to attract and compensate these professionals. Some of the personnel that we attempt to hire are subject to non-compete agreements that could impede our short-term recruitment efforts. Any failure to retain key personnel or hire and train additional qualified personnel as required to support the evolving needs of our clients or growth in our business, could adversely affect the quality of our products and services, and therefore, our future business and operating results.

     Maintenance of Existing Products and Services. We operate in a rapidly evolving market, and our success depends upon our ability to deliver high quality and timely research and analysis to our clients. Any failure to continue to provide credible and reliable information that is useful to our clients could have a material adverse effect on future business and operating results. Further, if our predictions prove to be wrong or are not substantiated by appropriate research, our reputation may suffer and demand for our products and services may decline. In addition, we must continue to improve our methods for delivering our products and services in a cost-effective manner. Failure to increase and improve our electronic delivery capabilities could adversely affect our future business and operating results.

     Introduction of New Products and Services. The market for our products and services is characterized by rapidly changing needs for information and analysis. To maintain our competitive position, we must continue to enhance and improve our products and services, develop or acquire new products and services in a timely manner, and appropriately position and price new products and services relative to the marketplace and our costs of producing them. Any failure to achieve successful client acceptance of new products and services could have a material adverse effect on our business, results of operations or financial position.

     International Operations. A substantial portion of our revenues is derived from sales outside of North America. As a result, our operating results are subject to the risks inherent in international business activities, including general political and economic conditions in each country, changes in market demand as a result of exchange rate fluctuations and tariffs and other trade barriers, challenges in staffing and managing foreign operations, changes in regulatory requirements, compliance with numerous foreign laws and regulations, different or overlapping tax structures, higher levels of United States taxation on foreign income, and the difficulty of enforcing client agreements, collecting accounts receivable and protecting intellectual property rights in international jurisdictions. We rely on local distributors or sales agents in some international locations. If any of these arrangements are terminated, we may not be able to replace the arrangement on beneficial terms or on a timely basis. Additionally, clients of the local distributor or sales agent may not want to continue to do business with us or our new agent.

     Branding. We believe that our "Gartner" brand is critical to our efforts to attract and retain clients and that the importance of brand recognition will increase as competition increases. We may expand our marketing activities to promote and strengthen the Gartner brand and may need to increase our marketing budget, hire additional marketing and public relations personnel, expend additional sums to protect the brand and otherwise increase expenditures to create and maintain client brand loyalty. If we fail to effectively promote and maintain the Gartner brand, or incur excessive expenses in doing so, our future business and operating results could be materially and adversely impacted.

     Indebtedness. We have a $200 million term loan and a $100 million revolving loan. The affirmative, negative and financial covenants of the loans could limit our future financial flexibility. The associated debt service costs could impair future operating results. Our outstanding debt may limit the amount of cash or additional credit available to us, which could restrain our ability to expand or enhance products and services, respond to competitive pressures or pursue future business opportunities requiring substantial investments of additional capital.

     Organizational and Product Integration Related to Acquisitions. We have made and may continue to make acquisitions of, or significant investments in, businesses that offer complementary products and services. The risks involved in each acquisition or investment include the possibility of paying more than the value we derive from the acquisition, dilution of the interests of our current stockholders or decreased working capital, increased indebtedness, the assumption of undisclosed liabilities and unknown and unforeseen risks, the ability to integrate successfully the operations and personnel of the acquired business, the ability to retain key personnel of the acquired company, the time to train the sales force to market and sell the products of the acquired company, the potential disruption of our ongoing business and the distraction of management from our business. The realization of any of these risks could adversely affect our business.

     Enforcement of Our Intellectual Property Rights. We rely on a combination of copyright, patent, trademark, trade secret, confidentiality, non-compete and other contractual provisions to protect our intellectual property rights. Despite our efforts to protect our intellectual property rights, unauthorized third parties may obtain and use technology or other information that we regard as proprietary. Our intellectual property rights may not survive a legal challenge to their validity or provide significant protection for us. The laws of certain countries do not protect our proprietary rights to the same extent as the laws of the United States. Accordingly, we may not be able to protect our intellectual property against unauthorized third-party copying or use, which could adversely affect our competitive position. Our employees are subject to non-compete agreements. When the non-competition period expires, former employees may compete against us. If a former employee chooses to compete against us prior to the expiration of the non-competition period, there is no assurance that we will be successful in our efforts to enforce the non-compete provision.

     Possibility of Infringement Claims. Third parties may assert infringement claims against us. Regardless of the merits, responding to any such claim could be time consuming, result in costly litigation and require us to enter into royalty and licensing agreements which may not be offered or available on reasonable terms. If a successful claim is made against us and we fail to develop or license a substitute technology at a reasonable cost, our business, results of operations or financial position could be materially adversely affected.

     Potential Fluctuations in Operating Results. Our quarterly and annual operating income may fluctuate in the future as a result of many factors, including the timing of the execution of research contracts, which typically occurs in the fourth calendar quarter, the extent of completion of consulting engagements, the timing of symposia and other events, which also occur to a greater extent in the fourth calendar quarter, the amount of new business generated, the mix of domestic and international business, changes in market demand for our products and services, the timing of the development, introduction and marketing of new products and services, and competition in the industry. An inability to generate sufficient earnings and cash flow, and achieve our forecasts, may impact our operating and other activities. The potential fluctuations in our operating income could cause period-to-period comparisons of operating results not to be meaningful and may provide an unreliable indication of future operating results.

     Significant Stockholder. Silver Lake Partners, L.P. ("SLP") and its affiliates own approximately 42.8% of our outstanding Class A Common Stock and approximately 34.0% on a combined basis with our outstanding Class B Common Stock as of October 31, 2004 Currently, the owners of our Class A Common Stock are only entitled to vote for two of the ten members of our Board of Directors and vote together with the holders of the Class B Common Stock as a single class on all other matters coming before the stockholders. SLP is restricted from purchasing additional stock without our consent pursuant to the terms of a Securityholders' Agreement. This Securityholders' Agreement also provides that we cannot take certain actions, including acquisitions and sales of stock and/or assets without SLP's consent. While SLP does not hold a majority of our outstanding shares, it may be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and the approval of mergers, consolidations and sales of our assets. SLP's interests may differ from the interests of other stockholders.

     Anti-takeover Protections. Provisions of our certificate of incorporation and bylaws and Delaware law may make it difficult for any party to acquire control of us in a transaction not approved by the requisite number of directors. These provisions include:

     o    The presence of a classified board of directors;

     o The existence of two classes of Common Stock with our Class B Common Stock having the ability to elect 80% of our Board of Directors;

     o The ability of the Board of Directors to issue and determine the terms of preferred stock;

     o    The existence of a stockholder rights plan;

     o Advance notice requirements for inclusion of stockholder proposals at stockholder meetings; and

     o    The anti-takeover provisions of Delaware law.

     These provisions could delay or prevent a change of control or change in management that might provide stockholders with a premium to the market price of their Common Stock.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the Class A Common Stock by the Selling Stockholder. All net proceeds from the sale of the Class A Common Stock covered by this Prospectus will go to the Selling Stockholder.

                               SELLING STOCKHOLDER

     The Shares to be offered and sold pursuant to this Prospectus were issued to the Selling Stockholder in connection with the commencement of his employment as our Chief Executive Officer. The following table sets forth information with respect to beneficial ownership of our Class A Common Stock as of October 31, 2004 by the Selling Stockholder.

     The Shares may be offered from time to time by the Selling Stockholder named below. The Selling Stockholder may offer all, some or none of the Shares and there currently are no agreements, arrangements or understandings with respect to the sale of any of the Shares.

                                                                  Number of
                                                                 Shares to be
                         Number of Shares   Number of Shares     Beneficially
                          Owned Prior to     Registered for       Owned After
       Name                  Offering          Sale Hereby         Offering
------------------       ----------------   ----------------     ------------
Eugene A. Hall (1)           500,000 (2)         500,000 (2)          0 (3)

----------
(1)  Eugene A. Hall is our Chief Executive Officer.

(2) This Prospectus also shall cover any additional shares of Class A Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Class A Common Stock.

(3) Assumes sale of all of the Shares offered; however, the Selling Stockholder may or may not sell any of the offered Shares.


                              PLAN OF DISTRIBUTION

         The Selling Stockholder may, from time to time, sell all or a portion of the Shares as follows: at prices and at terms then prevailing in the market, at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by the Selling Stockholder by one or more of the following methods, or others:

     o block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     o purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this Prospectus,

     o on a stock exchange in accordance with the rules of the particular exchange, ordinary brokerage transactions and transactions in which the broker solicits purchasers,

     o    privately negotiated transactions,

     o    or a combination of any of these methods of sale.

     In effecting sales, brokers and dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholder, or, if any broker-dealer acts as agent for the purchaser of the Shares, from the purchaser, in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholder to sell a specified number of the Shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for the Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder. Broker-dealers who acquire Shares as principal may subsequently resell the Shares from time to time in the following transactions: transactions, which may involve block transactions and sales to and through other broker-dealers, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, in negotiated transactions, or at prices related to the then-current market price.

     In connection with these resales, the broker-dealer may pay to or receive from the purchasers of the Shares commissions as described above.

     The Selling Stockholder and any broker-dealers or agents that participate with the Selling Stockholder in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") in connection with any sales. In the event of a sale, any commissions received by the broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act") may apply in connection with the Selling Stockholder's sales of his Shares.

     We have agreed to pay all fees and expenses incident to the registration of the Shares. The Selling Stockholder will pay all commissions and discounts, if any, attributable to the sales of the Shares. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     The Selling Stockholder may, in the future, also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

     There can be no assurance that the Selling Stockholder will sell any or all of the Shares offered by him hereunder.


                                  LEGAL MATTERS

     The validity of the shares of Class A Common Stock offered by this Prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                     EXPERTS


Our consolidated financial statements and schedule supporting such consolidated financial statements as of December 31, 2003 and 2002, and for the year ended

December 31, 2003, the three month period ended December 31, 2002, and each of the years in the two-year period ended September 30, 2002 included in Gartner, Inc. and subsidiaries Annual Report on Form 10-K for the year ended December 31, 2003, have been incorporated by reference in this Prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report dated February 5, 2004 contains an explanatory paragraph indicating that the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" in the year ended September 30, 2002.


                      INFORMATION INCORPORATED BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference into this Prospectus:

     o The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on March 12, 2004;

     o The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the Commission on May 4, 2004;

     o The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the Commission on August 3, 2004;

     o The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed with the Commission on November 8, 2004;

     o The Company's Current Report on Form 8-K filed with the Commission on September 1, 2004;

     o The Company's Current Report on Form 8-K filed with the Commission on September 29, 2004;

     o The Company's Current Report on Form 8-K filed with the Commission on October 15, 2004;

     o The Company's Current Report on Form 8-K filed with the Commission on October 25, 2004;

     o The Company's Current Report on Form 8-K filed with the Commission on November 1, 2004;

     o The Company's Registration Statement on Form 8-A filed with the Commission on March 7, 2000, which contains a description of the terms, rights and provisions of the Company's Class A Preferred Share Purchase Rights attached to and currently trading together with shares of the Company's Class A Common Stock, including any amendment or report filed for the purpose of updating such description; and

     o The description of the Company's Class A Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on July 7, 1999, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this Registration Statement (other than Current Reports on Form 8-K containing Regulation FD disclosure furnished under Item 7.01 or Results of Operations and Financial Condition disclosure furnished under Item 2.02 and exhibits relating to such disclosures, unless otherwise specifically stated in such Current Report on Form 8-K), shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

     You may request a copy of these filings, at no cost, by writing or telephoning our Investor Relations department, at the following address:

                                  Gartner, Inc.
                               56 Top Gallant Road
                               Stamford, CT 06902
                                 (203) 316-1111


     We file annual, quarterly and special reports and other information with the Commission. You may read and copy any documents we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public from the Commission's website at http://www.sec.gov.

     Our Internet address is www.gartner.com and the investor relations section of our Web site is located at www.gartner.com/investors. We make available free of charge, on or through the investor relations section of our Web site, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Commission.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents and information previously filed with the Commission by the Company are hereby incorporated in this Registration Statement by reference:

     o The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on March 12, 2004;

     o The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the Commission on May 4, 2004;

     o The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the Commission on August 3, 2004;

     o The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed with the Commission on November 8, 2004;

     o The Company's Current Report on Form 8-K filed with the Commission on September 1, 2004;

     o The Company's Current Report on Form 8-K filed with the Commission on September 29, 2004;

     o The Company's Current Report on Form 8-K filed with the Commission on October 15, 2004;

     o The Company's Current Report on Form 8-K filed with the Commission on October 25, 2004;

     o The Company's Current Report on Form 8-K filed with the Commission on November 1, 2004;

     o The Company's Registration Statement on Form 8-A filed with the Commission on March 7, 2000, which contains a description of the terms, rights and provisions of the Company's Class A Preferred Share Purchase Rights attached to and currently trading together with shares of the Company's Class A Common Stock, including any amendment or report filed for the purpose of updating such description; and

     o The description of the Company's Class A Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on July 7, 1999, including any amendment or report filed for the purpose of updating such description.

     In addition, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this Registration Statement (other than Current Reports on Form 8-K containing Regulation FD disclosure furnished under Item 7.01 or Results of Operations and Financial Condition disclosure furnished under Item 2.02 and exhibits relating to such disclosures, unless otherwise specifically stated in such Current Report on Form 8-K), shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

     Inapplicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the securities being registered by this Registration Statement will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("Delaware Law") provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation, against expenses actually and reasonably incurred, including attorneys' fees, in connection with such action, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

     The Company's Certificate of Incorporation limits, to the maximum extent permitted by Delaware Law, the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company's Bylaws provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by Delaware Law against all expense, liability and loss, including attorneys' fees, actually and reasonably incurred and may purchase and maintain insurance against any liability asserted and incurred by reason of serving as such, whether or not the Registrant has the power to indemnify against such liability. The Registrant has entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in Delaware Law and which require that, to the extent the Registrant maintains liability insurance applicable to officers or directors, each officer and director shall be covered by such policies to the same extent as are accorded the most favorably insured of the Company's officers or directors, as the case may be.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     The issuance of the shares being offered by the Form S-3 resale Prospectus were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder.

ITEM 8. EXHIBITS

Exhibit
Number                            Description
-------   ----------------------------------------------------------------------
4.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended September 30, 2000 as filed on December 29,
          2000).

4.2 Certificate of Amendment of the Restated Certificate of Incorporation (incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended September 30, 2001 as filed on December 28,
          2001).

4.3 Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and Series B Junior Participating Preferred Stock of the Registrant (incorporated by reference from the Registrant's Form 8-K dated March 1, 2000 as filed on March 7, 2000).

4.4 Amended Bylaws of the Registrant as amended through April 14, 2000 (incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended September 30, 2000 as filed on December 29,
          2000).

4.5 Form of Certificate for Class A Common Stock, Class A (incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended September 30, 2001 as filed on December 28, 2001).

4.6 Amended and Restated Rights Agreement, dated as of August 31, 2002 (incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended September 30, 2002 as filed on December 27,
          2002).

4.7 Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of June 30, 2003 (incorporated by reference from the Registrant's Amendment No. 2 to Form 8-A as filed on June 30, 2003).

5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1      Consent of Independent Registered Public Accounting Firm.

23.2 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1 to this Registration Statement).

24.1 Power of Attorney (included in the signature page of this Registration Statement).

ITEM 9. UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

THE REGISTRANT

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, state of Connecticut on this 23 day of November, 2004.

                                               GARTNER, INC.
                                               (Registrant)



                                               By: /s/ Christopher Lafond
                                                   -------------------------
                                                   Christopher Lafond
                                                   Executive Vice President,
                                                   Chief Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eugene A. Hall and Christopher Lafond, and each of them, his true and lawful attorneys-in-fact, each with the power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that are to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                                        Title                              Date
--------------------------------------     -----------------------------------------------    -----------------
/s/ Eugene A. Hall                         Director and Chief Executive Officer (Principal    November 23, 2004
--------------------------------------     Executive Officer)
Eugene A. Hall

/s/ Christopher Lafond                     Executive Vice President, Chief Financial          November 23, 2004
--------------------------------------     Officer (Principal Financial and Accounting
Christopher Lafond                         Officer)

                Signature                                        Title                              Date
--------------------------------------     -----------------------------------------------    -----------------
/s/ Anne Sutherland Fuchs                  Director                                           November 23, 2004
--------------------------------------
Anne Sutherland Fuchs

/s/ William O. Grabe                       Director                                           November 23, 2004
--------------------------------------
William O. Grabe

/s/ Max D. Hopper                          Director                                           November 23, 2004
--------------------------------------
Max D. Hopper

/s/ Glenn H. Hutchins                      Director                                           November 23, 2004
--------------------------------------
Glenn H. Hutchins

/s/ Stephen G. Pagliuca                    Director                                           November 23, 2004
--------------------------------------
Stephen G. Pagliuca

/s/ James C. Smith                         Chairman of the Board                              November 23, 2004
--------------------------------------
James C. Smith

/s/ Michael J. Bingle                      Director                                           November 23, 2004
--------------------------------------
Michael J. Bingle

/s/ Jeffrey W. Ubben                       Director                                           November 23, 2004
--------------------------------------
Jeffrey W. Ubben

/s/ Maynard G. Webb, Jr.                   Director                                           November 23, 2004
--------------------------------------
Maynard G. Webb, Jr.

                                  EXHIBIT INDEX

Exhibit
Number                            Description
-------   ----------------------------------------------------------------------
4.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended September 30, 2000 as filed on December 29,
          2000).

4.2 Certificate of Amendment of the Restated Certificate of Incorporation (incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended September 30, 2001 as filed on December 28,
          2001).

4.3 Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and Series B Junior Participating Preferred Stock of the Registrant (incorporated by reference from the Registrant's Form 8-K dated March 1, 2000 as filed on March 7, 2000).

4.4 Amended Bylaws of the Registrant as amended through April 14, 2000 (incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended September 30, 2000 as filed on December 29,
          2000).

4.5 Form of Certificate for Class A Common Stock, Class A (incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended September 30, 2001 as filed on December 28, 2001).

4.6 Amended and Restated Rights Agreement, dated as of August 31, 2002 (incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended September 30, 2002 as filed on December 27,
          2002).

4.7 Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of June 30, 2003 (incorporated by reference from the Registrant's Amendment No. 2 to Form 8-A as filed on June 30, 2003).

5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1      Consent of Independent Registered Public Accounting Firm.

23.2 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1 to this Registration Statement).

24.1 Power of Attorney (included in the signature page of this Registration Statement).